Exhibit 10.1

Sparton Corporation

425 North Martingale Road

Suite 2050

Schaumburg, Illinois 60173

800.772.7866

www.sparton.com

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT shall be effective as of the first day of employment which will be agreed upon by both parties (“the Effective Date”), and is made between SPARTON CORPORATION, an Ohio corporation, whose headquarters are located at 425 N. Martingale Road, Suite 2050, Schaumburg, IL 60173, hereafter called “the Corporation,” as the employer, and Donald Pearson, hereafter called “the Executive,” as the employee.

WHEREAS:

(a)	The Corporation wishes to retain the services of the Executive in the capacity of a Senior Vice President and Chief Financial Officer (“CFO”); and

(b)	The Executive wishes to be employed by the Corporation in that capacity; and

(c)	The parties desire to set forth the terms and conditions of the employment of the Executive by the Corporation in writing;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1 The Corporation hereby agrees to employ the Executive as CFO, and the Executive agrees to such employment, all in accordance with the express terms, conditions, duties and obligations set forth in this Agreement. The parties agree that the relationship between the Corporation and the Executive created by this Agreement is that of employer and employee.

1.2 The Executive shall be based at the Corporation’s headquarters located in Schaumburg, IL, although significant travel will be required during the course of performing assigned job duties. However, it is agreed upon by both parties that the Executive’s main place of employment shall be the Corporation’s headquarters located in Schaumburg, IL.

1.3 The Executive shall, during the term of this Agreement:

(a)	Perform all duties and responsibilities assigned to him as CFO, and shall report directly to the President/Chief Executive Officer (“CEO”). The Executive also will be required to perform such other related duties and responsibilities as may be assigned to the Executive by the CEO from time to time, which related duties and responsibilities shall be in keeping with the general nature of the duties of CFO or other leadership responsibilities as assigned.

(b)	Devote the whole of his working time, attention and ability to the performance of his employment duties and responsibilities as set out herein, and truly and faithfully serve the best interests of the Corporation at all times. Executive’s duties may include providing services for both the Corporation and its affiliates.

(c)	The Executive understands and agrees that his duties will include his providing personal services to customers of the Corporation and the affiliates. The Executive understands and agrees that, as a condition of performing services for such customers, it may be necessary to agree to reasonable restrictions imposed for the protection of the customer (including, without limitation, confidentiality restrictions), and agrees to abide by such reasonable restrictions

(d)	The Executive acknowledges and agrees that he owes a duty of loyalty, fidelity, and allegiance under the laws of Ohio and applicable federal law to act at all times in the best interests of the Corporation. In keeping with these duties, the Executive shall make full disclosure to the Corporation of all business opportunities pertaining to the Corporation’s business and shall not appropriate for the Executive’s own benefit any such opportunities.

1.4 The Executive agrees to comply with all applicable laws and the Corporation’s written policies or rules, exercise the utmost degree of integrity, honesty, fidelity and good faith, and perform his duties with the utmost degree of expertise, care and ability that may be expected of a person having the education, training and experience equivalent to the education, training and experience of the Executive.

ARTICLE II

TERM

2.1 The Executive’s employment shall be “at will” employment, with no set term. The employment relationship may be terminated by either the Executive or the Corporation at any time, for any reason or for no reason, as is further set forth herein.

ARTICLE III

COMPENSATION

3.1 The Executive shall be paid a base salary of not less than Three Hundred and Eighty Thousand dollars ($380,000) per year, (the “Base Salary”) subject to all applicable statutory withholding of which shall be paid in accordance with the Corporation’s regular payroll periods. The compensation payable to the Executive as contemplated by this Agreement shall be subject to annual review by the CEO.

3.2	In addition to the Base Salary provided for in Article 3.1 above, the Executive will be eligible for:

(a)	An annual performance bonus based upon the Corporation’s Short Term Incentive Plan (STIP) program provided certain target objectives, which will be established by the President/CEO, or their designee, have been attained. The Executive will have an annual performance bonus target of not less than sixty percent (60%) of base salary with threshold and maximum targets established within the STIP. The bonus will be paid after a determination has been made regarding whether the required objectives were met, but in any event not later than ninety (90) days after the end of the particular fiscal year for which the bonus is being paid. Except as otherwise provided by the STIP or this Agreement, no bonus shall be due or payable to Executive if he is not continuously employed by the Corporation through and on the payment date of the bonus. The FY2015 STIP will be prorated from the Executive’s date of hire through June 30, 2015 which is the end of the Corporation’s fiscal year.

(b)	Participation in the Corporation’s annual Long Term Incentive Plan (LTIP) with an annual grant award target of Four Hundred Thousand dollars ($400,000). This grant award shall be subject to the terms and conditions contained in the Corporation’s standard Award Agreement and the Amended and Restated Sparton Corporation Stock Incentive Plan. The grant of equity is expressly conditioned upon the Executive’s execution of the Award Agreement.

(c)	On the Effective Date, the Corporation shall grant and issue to Executive 15,000 shares of the Corporation’s common stock (the “Restricted Stock Award”). The grant of the Restricted Stock Award shall be subject to the terms and conditions contained in the Corporation’s standard Award Agreement and the Amended and Restated Sparton Corporation Stock Incentive Plan. The restricted stock award shall vest as follows: (i) 3,500 shares shall vest on the first anniversary of the Effective Date; (ii) 3,500 shares shall vest on the second anniversary of the Effective Date; (iii) 4,000 shares shall vest on the third anniversary of the Effective Date; and (iv) 4,000 shares shall vest on the fourth anniversary of the Effective Date. The grant of the Restricted Stock Award is expressly conditioned upon the Executive’s execution of the Award Agreement.

3.3 The Corporation agrees before, during and after the Agreement Term to indemnify and hold harmless Executive (and advance him expenses) to the fullest extent permitted by the Corporation’s articles of incorporation and/or code of regulations (by-laws), or if greater, in accordance with applicable law for actions or inactions of the Executive as an officer, director, employee or agent of the Corporation or any affiliate or as a fiduciary of any benefit plan of any of the foregoing or as otherwise set forth in the applicable document. Notwithstanding the foregoing, however, the Corporation’s obligation to defend, indemnify and hold harmless contained in this Section 3.3 shall not apply to claims between the Corporation and the Executive (including the Executive’s heirs, estate, executors and administrators) including, without limitation, disputes arising out of Article VII Confidentiality and Covenant-Not-To-Compete. The Corporation also agrees to provide the Executive with directors’ and officers’ liability insurance coverage both during and, with regard to matters occurring during, employment or while serving as a director of the Corporation or any affiliate, which coverage will be at a level at least equal to the level being maintained at such time for the then current officers and directors and shall continue until such time as suits can no longer be brought against the Executive as a matter of law; provided, however, that the Corporation shall not be required to maintain such insurance coverage unless the Board determines that it is obtainable at reasonable cost. Further, the Corporation and Executive shall execute and be subject to the Corporation’s standard Director and Officer Indemnification Agreement.

3.4 The provisions of this Agreement relating to compensation will be subject to the recovery policies established by the Board, consistent with and pursuant to applicable federal law, the rules of the Securities and Exchange Commission (“SEC”) and any stock exchange on which stock of the of the Corporation is traded, and the requirements of section 954 of the Dodd–Frank Wall Street Reform and Consumer Protection Act and final rules issued by the SEC thereunder (or implementing such provisions).

ARTICLE IV

BENEFITS

4.1 The Executive shall be entitled to receive or to participate in all employee benefits offered to the salaried employees of the Corporation for which he qualifies, under the same terms and subject to the same conditions as are then in effect for other salaried employees, and as such benefits may exist from time to time during the period of his employment, including, without limitation, the Corporation’s medical, dental, vision, life/AD&D, disability plans, 401K plan, and any applicable incentive programs. Executive will also be eligible to participate in the Corporation’s executive Non-Qualified Deferred Compensation (NQDC) Program. Nothing in this Section shall be construed to prevent the Corporation from revising the benefits generally provided to executives from time to time.

4.2 The Executive shall be reimbursed for all travel, meals, entertainment and other out-of-pocket expenses reasonably incurred by him on behalf of or in connection with performance of his duties and the business of the Corporation or any subsidiary, pursuant to the reasonable standards and guidelines established from time to time by the Corporation, provided that an expense reimbursement shall under no circumstances occur if the Executive submits the request for reimbursement later than ninety days after the date on which he incurred the expense. The Corporation, in its sole discretion, shall determine whether business expenses were reasonably incurred. Reimbursement shall be made within ninety days after request for reimbursement is submitted in accordance with the

Corporation’s policy. No expense reimbursement during one taxable year shall affect the expenses that are eligible for reimbursement in another taxable year, no expense reimbursement shall be exchangeable for another benefit, and no expense shall be reimbursed later than the end of the taxable year following the taxable year in which the expense was incurred.

ARTICLE V

PAID TIME OFF

5.1 The Executive is eligible for Paid Time Off (PTO) as described in the Corporation’s PTO policy. Eligibility for additional PTO in future years will be in accordance with Corporation’s PTO policy. Any accrued but unused PTO remaining at the end of each calendar year shall also be subject to the provisions of the Corporation’s PTO policy.

ARTICLE VI

TERMINATION

6.1 Either the Executive or the Corporation shall be entitled, upon written notice to the other party, to terminate this Agreement at any time, for any reason or for no reason, as the Executive’s employment is “at will.”

The Executive’s employment with the Corporation also may be terminated by the Corporation at any time for “just cause.” For the purposes of this Agreement “just cause” shall mean any of the following: (a) gross negligence; (b) the commission by the Executive of any willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of the Corporation or which could reasonably be expected to bring the Executive or the Corporation into disrepute, or the commission of any act which is a breach of the Executive’s fiduciary duties to the Corporation; (c) conviction or commission of or the entry of a guilty plea or pleas of no contest to any felony, or to any other crime involving moral turpitude, dishonesty, theft, unethical or unlawful conduct; (d) breach of applicable confidentiality, nonsolicitation or noncompetition provisions to which he is subject, including such provisions under this Agreement; (e) a breach of any material provision of the Corporation’s Code of Business Conduct and Ethics or other policies and procedures; (f) use of alcohol or drugs to the extent such use adversely affects the Executive’s ability to perform his duties or adversely affects the business reputation of the Executive or the Corporation; (g) use of illegal drugs; or (h) failure or refusal to substantially perform Executive’s duties and responsibilities to the Corporation as reasonably determined from time to time by the CEO.

For any termination pursuant to subsections (e) or (h) above, the Corporation shall first give written notice of the breach to the Executive, and if the breach is susceptible to a cure, the Corporation shall give the Executive a reasonable opportunity to promptly (within 30 days) cure the breach.

The Executive may also terminate his employment with the Corporation for “good reason.” “Good reason” is defined as the occurrence of any of the following: (a) a material change in the Executive’s authority, duties or responsibilities (other than temporarily while disabled or otherwise incapacitated) which would cause the Executive’s position to become of materially less responsibility and importance, including, but not limited to, the removal of the Executive from his position as CFO, or the Executive ceases to be a “principal financial officer” for proxy reporting purposes during any period in which the Corporation is required to file a proxy under the federal securities laws; or (b) the Corporation otherwise materially breaches this Agreement, provided that (i) the Executive shall provide written notice to the Corporation of the good reason in (a) or (b) above no more than ninety (90) days after the initial existence of the good reason, and (ii) the Corporation is afforded thirty (30) days to remedy the material change or breach, and (iii) if the Corporation fails to cure, the Executive terminates within one-hundred-fifty (150) days following the initial existence of any good reason.

In the event of the death or Disability of the Executive, the Corporation shall be entitled to terminate this Agreement. Disability shall be defined as the inability of the Executive to effectively perform his duties due to physical or mental illness or injury, in the sole judgment of the Corporation, for a total of ninety (90) days out of any one hundred eighty (180) day period.

6.2	If the Executive’s employment terminates for any reason, the Corporation shall pay or provide to the Executive:

(a)	The Executive’s salary for the period ending on the date of termination (which shall be paid within the time required under applicable law).

(b)	Payment for unused vacation days, as determined in accordance with the Corporation’s policy as in effect from time to time (which shall be paid within the time required under applicable law).

(c)	Payment for unpaid reimbursable expenses outstanding.

(d)	If the termination of employment is for reasons other than “just cause” or Executive’s resignation without “good reason,” and such termination occurs after the end of a performance period and prior to the payment of the performance bonus (as described in Section 3.2(a)) for the period, the Executive shall be paid such bonus amount at the regularly scheduled time (but, for the avoidance of doubt, not including a bonus for the performance period in which the date of termination occurs, except as otherwise expressly provided in this Agreement or the applicable bonus plan).

(e)	The Executive and any of his dependents shall be eligible for COBRA continuation coverage (as described in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)) to the extent required by applicable law.

(f)	Any benefits to which the Executive or his beneficiaries may be entitled under the plans and programs referred to in this Agreement or any other Corporation plans or programs under which the Executive is otherwise entitled to benefits as of his date of termination as determined in accordance with the terms of such plans and programs. Following the Executive’s Date of Termination, and except as otherwise expressly provided in this Agreement:

(a)	The Corporation shall have no liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature.

(b)	All rights to any unvested restricted stock, stock options or incentive grants or bonuses of any kind, shall be forfeited except as otherwise expressly provided in this Agreement or an applicable award agreement or equity incentive plan.

(c)	Except as may otherwise be expressly provided in the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Corporation for purposes for any employee benefit plan or arrangement following the Executive’s Date of Termination.

6.3 If the Corporation terminates the Executive’s employment for any reason other than “just cause,” death, or Disability, or if the Executive terminates his employment for “good reason,” Executive shall receive the amounts described in Section 6.2 and shall also receive the following Separation Benefits:

(a)	A one-time, Severance Payment equivalent to twelve (12) months of current Base Salary. This Severance Payment will be made as a part of the Corporation’s standard payroll over the applicable twelve (12) month period and shall be subject to standard payroll deductions and all other legal requirements. The Severance Payment shall commence on the first pay period after the sixtieth (60th) day following Executive’s date of termination.

(b)	If the Executive’s date of termination occurs prior to the last day of an annual performance period relating to a performance bonus (as described in Section 3.2(a)) and at least six months after the first day of such annual performance period, the Executive shall receive payment of the bonus for the performance period in which his date of termination occurs, based on actual performance for the entire period, and payable at the same time as it is payable for other participants in the bonus plan; provided, however, that it shall be subject to a pro-rata reduction for the portion of the performance period following the date of termination.

(c)	Payment of twelve (12) months of COBRA premiums for medical insurance for Executive and/or his dependents if, and only if, Executive timely elects coverage for COBRA continuation.

(d)	Payment of outplacement services in an amount not to exceed twenty-five thousand dollars ($25,000.00).

(e)	Executive agrees that in order to receive the Separation Benefits, Executive must execute a separation agreement and general waiver and release of claims (“Release”) in a form satisfactory to the Corporation (provided that such Release shall not require the Executive to release any rights to indemnification or insurance, to any vested benefits, or to enforce this Agreement) and he must return to the Corporation any property belonging to the Corporation which is in the Executive’s possession or under his control. If Executive fails to return the Release to Corporation in sufficient time so that it becomes irrevocable within sixty (60) days after the date of termination, Executive shall forfeit his right to the Separation Benefits. Executive further agrees that in the event he violates Article VII, the Corporation may terminate the Separation Benefits and Executive will repay any Separation Benefits he has received and any COBRA premiums paid by Corporation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(f)	This Section 6.3 is intended to satisfy the requirements of the exemption from the application of Code Section 409A for separation pay plans under Treasury Regulation Section 1.409A-1(b)(9). To the extent the aggregate payments due hereunder do not satisfy such exception or exceed two (2) times the lesser of (i) the Executive’s compensation for the Executive’s taxable year preceding the taxable year in which his Date of Termination occurs, or (ii) the Code Section 401(a)(17) limit for the taxable year in which the Executive’s Date of Termination of employment ($260,000 for 2014), such excess payments shall be subject to the provisions of Article X. For purposes of the preceding sentence, the calculation of “aggregate payments” shall exclude any bonus payment due under a bonus arrangement that satisfies the requirements of the exemption from the application of Code Section 409A for short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4).

6.4 Unless otherwise consented to by the Corporation in writing, the Executive shall be entitled, upon thirty (30) days written notice to the Corporation, to terminate this Agreement and his employment with the Corporation without good reason, and in the event of such termination the Corporation shall only be required to pay the Executive the amounts described in Section 6.2.

6.5 Upon termination of this Agreement for whatever reason, the Executive shall immediately deliver to the Corporation all property of the Corporation which the Executive has in his possession or under his control.

ARTICLE VII

CONFIDENTIALITY AND COVENANT-NOT-TO-COMPETE

7.1 The Executive will execute the confidentiality agreement(s) and any such other agreements as are normally required to be executed by other Corporation salaried employees. During the period of his employment and thereafter, the Executive will abide by the terms of the said agreements and keep confidential all confidential information pertaining to the Corporation which the Executive learned while employed by the Corporation, as such confidential information is defined in the applicable confidentiality agreement(s). The promises, rights and obligations stated in Article VII shall survive the termination of Executive’s employment or this Agreement.

7.2 The Executive shall not, directly or indirectly, within the territory comprising the United States, Canada, and any other country in which the Corporation or its subsidiaries or affiliates conducts business, during his employment and for a period of eighteen (18) months following the date of termination of his employment for whatever reason, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, joint venture, syndicate, company or corporation as principal, agent, shareholder, employee, or consultant, engage in any of the same business endeavors engaged in by Corporation and any of its subsidiaries, or:

(a)	induce or attempt to influence or induce any of the employees of the Corporation (including its subsidiaries) to leave their employment;

(b)	hire, employ or utilize the services of any employee of the Corporation (including its subsidiaries); or

(c)	contact any Corporation customer (or prospective customer that Corporation is actively soliciting) for the purposes of: (i) inducing them to terminate their business relationship with Corporation, (ii) discouraging them from doing business with Corporation, or (iii) offering products or services that are similar to or competitive with those of Corporation. “Contact” with any customer includes responding to contact initiated by the customer.

For purposes of this Agreement, an entity will be deemed to engage in the “same business endeavors” as the Corporation or any of its subsidiaries if a material portion of such entity’s business is materially competitive in any way with any business in which the Corporation or its subsidiaries was engaged during the twelve (12) month period prior to the Executive’s termination of employment. For avoidance of doubt, the Corporation’s and subsidiaries’ businesses shall include the lines of business set forth in the Corporation’s annual report on Form 10-K.

7.3 It is agreed between the parties that the terms of this Article are reasonable and that the Executive has received adequate consideration for the covenants and obligations undertaken by him, as contained herein. Executive further agrees that this Article is reasonably necessary for the protection of the Corporation’s confidential information as defined in the applicable confidentiality agreement(s). The Executive further acknowledges that a breach or threatened breach by the Executive of the provisions of this Article may result in the Corporation suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that the Corporation shall be entitled to interim or permanent injunctive relief without having to prove damages or post a bond or other security, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled, in the event of any such breach.

ARTICLE VIII

COOPERATION

8.1 Executive agrees that after the termination of his employment, Executive may have to cooperate with Corporation with respect to matters of which Executive may have knowledge due to Executive’s employment, including but not limited to any transition of Executive’s work responsibilities and any defense of any claims, causes of action, or charges brought against Corporation. Executive agrees to cooperate fully with Corporation, including talking to and/or meeting with Corporation representatives, employees, agents and attorneys and providing, if necessary, testimony in any forum. Corporation in turn agrees to provide reasonable notice to Executive should Executive’s cooperation in any matter be required. Executive agrees that any failure to provide such cooperation as may be required shall be a breach of a material term of this Agreement.

ARTICLE IX

NOTICE

9.1 Any notice required to be given hereunder shall be in writing and may be delivered personally or sent by facsimile transmission or other means of recorded electronic communications or sent by registered mail to the parties hereto at the following addresses:

To the Corporation:

Sparton Corporation

425 N. Martingale Road

Suite 2050

Schaumburg, IL 60173

Attention:    Larry Brand

Vice President, Human Resources

To the Executive:

Donald Pearson

[at the address most recently contained in the Corporation’s records]

Any notice given shall be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if sent by electronic communications or facsimile shall be deemed to have been received on the next business day following the date of transmission and if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed.

9.2 Either party may change their address for notice in the aforesaid manner.

ARTICLE X

CODE SECTION 409A

10.1 To the extent a payment hereunder is, or shall become, subject to the application of Code Section 409A, the following shall apply:

(a)	The Corporation may delay payment hereunder only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Corporation reasonably anticipates will be subject to the application of Code Section 162(m), or will violate Federal securities laws or other applicable law; provided that any such delayed payment will be made at the earliest date at which the Corporation reasonably anticipates that the making of the payment would not cause such a violation;

(b)	The time or schedule of payment hereunder may be accelerated only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than the Executive to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)) or payment of the amount required to be included in income for the Executive as a result of failure of this Agreement at any time to meet the requirements of Code Section 409A with respect to the Executive;

(c)	If, as of the date Executive’s employment terminates, (1) any stock of the Corporation is publicly traded on an established securities market or otherwise; and (2) a payment is payable under this Agreement due to a termination of employment which is considered to be a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a separation from service); and (3) the Executive is determined to be a “specified employee” (as determined under Treasury Regulation Section 1.409A-1(i)), then the payment shall be delayed until a date that is six (6) months after the date Executive’s employment terminates to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however, that the payments to which the Executive would have been entitled during such six (6) month period, but for this Section 10.1(c), shall be accumulated and paid to the Executive on the first (1st) day of the seventh (7th) month following the date Executive’s employment terminates; and

(d)	This Agreement is intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until this Agreement is appropriately amended to comply with such requirements.

ARTICLE XI

DISPUTES

11.1 In any action or proceeding relating to this Agreement or otherwise arising out of or in connection with the Executive’s employment by the Corporation, the parties agree that they shall be resolved by a bench trial and not a jury trial, and the parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any right to a jury trial and any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages.

ARTICLE XII

GENERAL

12.1 Time shall be of the essence in the performance of this Agreement.

12.2 This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contained herein and supersedes and replaces any previous agreements, contracts, oral understandings or discussions. This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

12.3 This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to choice of law or conflicts of laws principles, and the parties hereby irrevocably consent to the jurisdiction of the Courts of the County of Cook County, Illinois, or for those matters which would be properly brought in federal court, to the jurisdiction of the U.S. District Court for the Northern District of Illinois.

12.4 This language of this Agreement reflects the mutual intent of the parties and shall not be strictly construed against either party; therefore no rule of strict construction shall apply in construing the terms of this Agreement.

12.5 This Agreement shall be for the benefit of and shall be binding upon Corporation, its successors and assigns and, at the discretion of the Corporation, upon any person, firm or corporation with which Corporation may be merged or consolidated or which may acquire all or substantially all of Corporation’s assets through sale, lease, liquidation or otherwise. The rights and benefits of Executive are personal to him and no such rights or benefits shall be subject to assignment or transfer by Executive.

12.6 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and permitted assigns.

12.7 If for any reason, any provision or part of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or part provisions of this Agreement shall not in any way be affected or impaired thereby.

12.8 The waiver by either party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that party of any other breach of the same or any other provision of this Agreement.

12.9 Except as specifically altered in this Agreement, nothing in this Agreement shall detract from, alter, modify or amend any obligations or duties owed by the Executive to the Corporation, pursuant to any statute, regulation, or at common law or equity.

12.10 This Agreement may be executed in any number of counter-parts, all of which when taken together, shall constitute one original Agreement.

IN WITNESS WHEREOF the parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have executed this Agreement of their own free act, on the dates set forth below, to be effective as of the Effective Date set forth herein.

SPARTON CORPORATION:

Date: September 10, 2014	By:	/s/ Larry Brand
Larry Brand
Vice President, Human Resources

EXECUTIVE:

/s/ Donald Pearson
Date: September 10, 2014		Donald Pearson